UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2005

Axcelis Technologies, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts		01915
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 787-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

Adoption of Executive Separation Agreement. On January 28, 2005, the Company entered into an Executive Separation Agreement with Jan Paul van Maaren, Ph.D., pursuant to which Dr. van Maaren will resign from his position as Vice President and General Manager of the Company’s Curing and Cleaning product division, on February 11, 2005, but will continue as a part-time employee of the Company until December 30, 2005 (the “Separation Date”). The Separation Agreement releases Axcelis from any claims by Dr. van Maaren and supersedes the Change in Control Agreement, dated December 20, 2001, between Dr. van Maaren and Axcelis. The Separation Agreement describes the transition and separation benefits to be provided to Dr. van Maaren. A brief description of the material terms and conditions of the Separation Agreement is set forth below, and a copy of the Separation Agreement is attached hereto as Exhibit 10.1 to this Report on Form 8-K and is incorporated by reference herein.

Pursuant to the Separation Agreement, Dr. van Maaren will receive all compensation due to him through the Seperation Date including salary and a payout under the Axcelis Team Incentive Plan for 2004.  Dr. van Maaren will be eligible to participate in substantially all benefit plans in which he currently participates until the Separation Date.

Dr. van Maaren is entitled to contribute to the Employee Stock Purchase Plan until the Separation Date and as otherwise provided by such plan. Dr. van Maaren may exercise his stock options that are vested as of the Separation Date in accordance with the terms of Axcelis’ 2000 Stock Plan.

In addition, the Separation Agreement provides that Dr. van Maaren and his enrolled dependents will be eligible for health insurance coverage under the Axcelis health insurance program in accordance with the terms thereof until the Separation Date.  Dr. van Maaren will cease to have life or disability insurance when he ceases to be an active employee as required by such benefit plans. Axcelis will pay to Dr. van Maaren all amounts due as a company match under the 401(k) plan for his contributions to that plan through December 31, 2004.  Axcelis will reimburse Dr. van Maaren up to $12,500 for outplacement services.

The Separation Agreement contains non-competition and non-solicitation covenants that restrict Dr. van Maaren for a period ending on the first anniversary of the Separation Date. In addition, Dr. van Maaren continues to be subject to the covenants in his Employee Inventions and Confidentiality Agreement with the Company. The Separation Agreement provides that Dr. van Maaren must cooperate with Axcelis with respect to any action, proceeding, investigation or litigation involving Axcelis, with respect to which Dr. van Maaren has knowledge.

Item 2.02                                             Results of Operations and Financial Condition

On February 3, 2005, Axcelis Technologies, Inc. (the “Company”) issued a press release regarding its financial results for the quarter and year ended December 31, 2004. The Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information under this Item in this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 2.05                                             Costs Associated with Exit or Disposal Activities

On November 18, 2004, Axcelis Technologies, Inc. (the “Company”), in an employee communication, committed Axcelis to an exit plan involving the termination of employees under a plan of termination described in paragraph 8 of FASB Statement of Financial Accounting Standards No. 146 “Accounting For Costs Associated With Exit or Disposal Activities”, under which material charges will be incurred under generally accepted accounting principles.  The Company filed a Form 8-K relating to this event on November 24, 2004, at which time it was unable in good faith to make a determination of the estimates of the amounts required by Item 2.05(b).

(b) As of the date of this filing, the Company estimates that the amounts for each major type of cost associated with this course of action are as follows:

Relocation costs	$4.2 – 4.8 million
One-time termination benefits	$2.0 – 2.2 million
Facility disposition	$0.8 – 1.0 million
Total	$7.0 – 8.0 million

(c) In the November 18, 2004 8-K filing described in (b) above, the Company estimated that the costs of the consolidation to be incurred over the next three quarters to be approximately $10 million.  As of the date of this filing, the Company estimates that the cost of the consolidation to be incurred over the next four quarters to be approximately $7 to $8 million.

(d) In the November 18, 2004 8-K filing described in (b) above, the Company estimated that approximately $8.5 million of the total cost of the consolidation is expected to result in future cash expenditures.  As of the date of this filing, the Company estimates that approximately $6.5-$7.7 million of the total cost of the consolidation is expected to result in future cash expenditures.

Item 9.01                                             Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.1	Executive Separation Agreement dated as of January 28, 2005, between Axcelis Technologies, Inc. and Jan Paul van Maaren

99.1	Press Release dated February 3, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2005	Axcelis Technologies, Inc.

	By:	/s/ Stephen G. Bassett
Stephen G. Bassett
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Separation Agreement dated as of January 28, 2005, between Axcelis Technologies, Inc. and Jan Paul van Maaren

99.1	Press Release dated February 3, 2005